Exhibit 2.2

IRREVOCABLE GUARANTEE

THIS IRREVOCABLE GUARANTEE, dated as of August 25, 2019 (this “Guarantee”), is by and between Bristol-Myers Squibb Company, a Delaware corporation (“Guarantor”), and Amgen Inc., a Delaware corporation (“Purchaser”) (each of Guarantor and Purchaser, a “Party”, and together, the “Parties”).

RECITALS

WHEREAS, Purchaser is entering into that certain Asset Purchase Agreement, dated as of the date hereof, by and between Celgene Corporation, a Delaware corporation (“Seller”), and Purchaser (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Asset Purchase Agreement”), concurrently with the execution of this Guarantee, pursuant to which (i) Seller has agreed to sell and transfer or to cause the Asset Selling Entities to sell and transfer to Purchaser, and Purchaser has agreed to purchase and acquire from Seller and the Asset Selling Entities, the Transferred Assets and (ii) Purchaser has agreed to assume, and thereafter satisfy, discharge and perform when due, the Assumed Liabilities;

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of January 2, 2019 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Burgundy Merger Agreement”), by and among Guarantor, Seller and Burgundy Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Guarantor (“Burgundy Merger Sub”), Seller has agreed to merge with and into Burgundy Merger Sub (the “Burgundy Merger”), with Seller being the surviving corporation in the Burgundy Merger; and

WHEREAS, in order to induce Purchaser to enter into the Asset Purchase Agreement and certain other agreements ancillary thereto, Guarantor has agreed to execute and deliver to Purchaser this Guaranty.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Section 1.    Guarantee.

(a)    Guarantor hereby irrevocably and unconditionally guarantees to Purchaser the full payment and performance of Seller’s obligations under the Asset Purchase Agreement on the terms and subject to the conditions in the Asset Purchase Agreement, with effect from the time, and subject to and conditioned upon the occurrence of, the Burgundy Closing.

(b)    Without limiting the foregoing, Guarantor shall (i) comply with the provisions of Sections 5.3, 5.5, 5.13, 5.14, 5.19 and 5.20 of the Asset Purchase Agreement as though it were Seller under the Asset Purchase Agreement and (ii) be bound by Section 5.21 of the Asset Purchase Agreement, with effect from and after, and subject to and conditioned upon, the Closing, in the case of each of clause (i) and (ii), on the terms and subject to the conditions set forth therein.

(c)    Notwithstanding any other provision of this Guarantee, Purchaser hereby acknowledges and agrees that (i) Guarantor may assert, as a defense to, release or discharge of, any payment or performance obligation by Guarantor hereunder, any claim that Seller could assert against Purchaser under the terms of, or with respect to, the Asset Purchase Agreement (including, for the avoidance of doubt, any limitations on monetary or other damages or Losses contained therein), (ii) any failure by Purchaser to comply with the terms of the Asset Purchase Agreement, including, without limitation, any breach by Purchaser of any representation, warranty or covenant contained therein or in any of the agreements ancillary thereto pursuant to the terms of the Asset Purchase Agreement (whether such breach results from willful misconduct, fraud, intentional misrepresentation or otherwise), that would relieve Seller of its obligations under the Asset Purchase Agreement shall likewise automatically and without any further action on the part of any Person relieve Guarantor of its obligations under this Guarantee, (iii) this Guarantee shall not be deemed to, or construed to, amend, supplement or otherwise modify the definition of “Transferred Assets”, the “Business”, the “Assumed Liabilities”, the “Excluded Assets” or the “Excluded Liabilities” or any other definitions or provisions of the Asset Purchase Agreement and (iv) without limiting the generality of clause (iii) of this Section 1(c), in no event shall (A) this Guarantee result in the Transferred Assets being deemed to include any right, title or interest of Guarantor or any of its Affiliates in any assets, properties or rights, of whatever kind and nature, real, personal or mixed, tangible or intangible, or otherwise, prior to the Closing or otherwise (such assets, properties and rights of Guarantor and its Affiliates, the “Pre-Closing Guarantor Assets”), other than any right, title or interest to assets, properties or rights transferred to Guarantor or any of its Affiliates by Seller or any of its Affiliates at or after the Burgundy Closing that would, if held by Seller or any of its Affiliates as of immediately prior to the Closing, constitute Transferred Assets, or (B) this Guarantee result in any covenant, obligation, restriction or limitation (including any obligation to transfer, divest, sell, license, convey or novate any of the foregoing (in whole or in part)) with respect to, or otherwise affect, the Pre-Closing Guarantor Assets or any of the businesses of Guarantor or any of its Affiliates, other than, for the avoidance of doubt, from and after the Burgundy Closing, those expressly set forth in the Asset Purchase Agreement and the Ancillary Agreements.

Section 2.    Miscellaneous.

(a)    Capitalized Terms. All capitalized terms used in this Guarantee but not otherwise defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement.

(b)    No Third Party Beneficiaries. This Guarantee is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person (including their successors and assigns), other than the Parties and such assigns, any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

(c)    Entire Agreement. This Guarantee and the Confidentiality Agreement contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior discussions, correspondence, negotiations, proposed term sheet, agreement, understanding or arrangement, and there are no agreements, understandings, representations or warranties between the Parties relating to such subject matter other than those set forth or referred to in this Guarantee and in the Confidentiality Agreement.

(d)    Heading; Definitions. The section headings contained in this Guarantee are inserted for convenience of reference only and will not affect the meaning or interpretation of this Guarantee.

(e)    Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(i)    This Guarantee, and all Actions that may be based upon, arising out of or related to this Guarantee or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules or principles that would result in the application of the law of any other state.

(ii)    Each of the Parties (A) irrevocably consents to the service of the summons and complaint and any other process with respect to any Action based upon, arising out of or related to this Guarantee or any of the transactions contemplated hereby, on behalf of itself or its property, in accordance with Section 2(f), and (B) subject to Section 2(e)(iii) below, (1) irrevocably and unconditionally consents and submits itself and its property with respect to any such Action to the exclusive general jurisdiction of the Chosen Courts, (2) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, (3) irrevocably and unconditionally agrees that any Action based upon, arising out of or related to this Guarantee or any of the transactions contemplated hereby shall be brought, tried and determined only in the Chosen Courts, (4) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such Chosen Court or that any such Action was brought in an inconvenient court and agrees not to plead or claim the same and (5) agrees that it shall not bring any Action based upon, arising out of or related to this Guarantee or any of the transactions contemplated hereby in any court other than the aforesaid Chosen Courts. Each of Guarantor and Purchaser agrees that a final judgment in any Action in such Chosen Court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(iii)    If, and only if, the Chosen Courts would not have jurisdiction over all or any portion of an Action based upon, arising out of or related to this Guarantee or any of the transactions contemplated hereby (all or such portion of an Action that the Chosen Courts would not have jurisdiction over, an “Arbitration Action”), the Parties agree that the Arbitration Action will be finally settled by binding arbitration conducted under the then current rules for non-administered arbitration of the International Institute for Conflict Prevention and Resolution (“CPR”, such rules the “CPR Rules”). Any Arbitration Action shall, upon twenty (20) days written notice to the other party (an “Arbitration Notice”), be submitted to CPR arbitration conducted before a panel of three arbitrators in New York, New York. In connection with an Arbitration Action, Guarantor and Purchaser will each promptly (and in any event within fifteen (15) days) after an Arbitration Notice appoint one arbitrator (the “Party-Appointed Arbitrators”), and the Party-Appointed Arbitrators will appoint the third and presiding arbitrator within fourteen (14) days of the appointment of the second arbitrator; provided, that, (A) any arbitrator not timely appointed herein will be appointed under the CPR Rules upon the written demand of any Party to the Arbitration Action, and (B) each such arbitrator must be (1) an attorney with significant experience in negotiating complex commercial transactions or a judge seated on, or retired from, a U.S. federal court sitting in the Southern District of New York or the Delaware Court of Chancery and (2) neutral and independent of each Party. For the avoidance of doubt, nothing in this Section 2(e)(iii) shall prevent either Party from seeking interim injunctive relief in the Delaware Court of Chancery to prevent irreparable injury pending appointment of the arbitrators pursuant to this Section 2(e)(iii). The arbitrators may enter a default decision against any Party who fails to participate in the arbitration proceedings with respect to any Arbitration Action. The decision of the arbitrators on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrators will only be authorized to interpret the provisions of this Guarantee, and will not amend, change or add to any such provisions. The Parties and the arbitrators will keep confidential, and will not disclose to any Person, except the Parties’ respective Representatives, or as may be required by applicable Law or any Order of a Governmental Entity of competent jurisdiction, the existence of any Arbitration Action under this Section 2(e)(iii), the referral of any such Arbitration Action to arbitration or the status or resolution thereof. The initiation of any Arbitration Action pursuant to this Section 2(e)(iii) will toll the applicable statute of limitations for the duration of any such Arbitration Action.

(iv)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(E).

(f)    Notices. All notices, requests, claims, demands and other communications under this Guarantee shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or upon delivery by registered or certified mail (postage prepaid, return receipt requested) to the other Party as follows:

If to Guarantor:

Bristol-Myers Squibb Company
430 E. 29th Street, 14th Floor
New York, New York 10016
Attention:	Executive Vice President, General Counsel
Email:	sandra.leung@bms.com

with a copy (which shall not constitute notice) to:

Bristol-Myers Squibb Company
Route 206 & Province Line Road
Princeton, New Jersey 08540
Attention:	Senior Vice President and Deputy General Counsel,
Transactional Practice Group
Email:	joseph.campisi@bms.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
USA
Attention:	David Fox, P.C.
Daniel E. Wolf, P.C.
Jonathan Davis, P.C.
Ryan K. Brissette
Facsimile:	(212) 446-4900
Email:	david.fox@kirkland.com
daniel.wolf@kirkland.com
jonathan.davis@kirkland.com
ryan.brissette@kirkland.com

If to Purchaser:

Amgen Inc.
One Amgen Center Drive
Thousand Oaks, California 91320
Attention:	General Counsel
Facsimile:	(805) 499-4531

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 100004
Attention:	Francis J. Aquila
Matthew G. Hurd
Facsimile:	(212) 291-9004
Email:	aquilaf@sullcrom.com
hurdm@sullcrom.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

(g)    Assignment; Binding Effect; Successors and Assigns. This Guarantee shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns; provided, however, that no Party may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Guarantee without the express prior written consent of the other Party, except that either Guarantor or Purchaser may assign its rights or obligations hereunder to one or more of its Affiliates without consent of the other party; provided further, that (i) any such assignment of obligations shall only be effective to the extent actually performed by such Affiliate and (ii) no such assignment shall relieve the assigning Party of any of its obligations under this Guarantee unless and to the extent actually performed. Any attempted assignment or delegation of this Guarantee not effected in accordance with this Section 2(g) shall be null and void.

(h)    Amendments and Waivers. This Guarantee may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Either Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Guarantee on the part of such other Party to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Guarantee shall not be construed as a waiver of any subsequent breach.

(i)    Severability. If any term, provision, covenant or restriction of this Guarantee is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Guarantee shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic and legal substance of the transactions contemplated by this Guarantee is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith to modify this Guarantee so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Guarantee are consummated as originally contemplated to the fullest extent possible.

(j)    Counterparts; Effectiveness. This Guarantee may be executed in one or more counterparts, and by either of the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guarantee by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of this Guarantee. This Guarantee shall become effective when each Party shall have received a counterpart hereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Party, this Guarantee shall have no effect, and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

(k)    Non-Recourse. Notwithstanding anything to the contrary in this Guarantee (but subject to the last sentence of this Section 2(k)), this Guarantee may only be enforced against, and any claims or causes of action and Actions that may be based on, arise out of or relate to this Guarantee, the transactions contemplated by this Guarantee, or the negotiation, execution or performance of this Guarantee, may only be made against, the Parties, and no former, current or future Affiliates, directors, officers, shareholders, partners, members, attorneys, accountants, agents, Representatives or employees of any Party, or any heirs, successors or permitted assigns of any of the foregoing (each, a “Non-Party”) shall have any liability for any obligations or liabilities of such Party or for any claim (whether in tort, contract or otherwise) based upon, arising out of, or relating to, this Guarantee or the transactions contemplated by this Guarantee or in respect of any representations and warranties made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Party, in no event shall any Party or any of its Affiliates seek to enforce this Guarantee, or assert any claims or causes of action based on, arising out of or relating to this Guarantee or the transactions contemplated by this Guarantee, or the negotiation, execution or performance of this Guarantee, against any Non-Party, in each case subject to the final sentence of this Section 2(k). Notwithstanding the foregoing, nothing in this Section 2(k) shall preclude any party to the Asset Purchase Agreement or any Ancillary Agreement (other than the Guarantee) or the Confidentiality Agreement, from making any permitted claim thereunder.

(l)    Termination. This Guarantee and all rights and obligations hereunder shall terminate and be of no further force and effect, upon the earlier of (i) the termination of the Asset Purchase Agreement in accordance with the terms thereof and (ii) the execution and delivery by Guarantor and Purchaser of a written instrument terminating this Guarantee.

(Signature page follows)

IN WITNESS WHEREOF, Guarantor and Purchaser have duly executed this Guarantee as of the date first written above.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Paul R. Biondi
Paul R. Biondi Senior Vice President, Strategy and Business Development

AMGEN INC.

By:	/s/ Robert A. Bradway
Robert A. Bradway Chairman of the Board, President and Chief Executive Officer

[Signature Page to Irrevocable Guarantee]